Exhibit 99.2
The following table sets forth the estimated expenses (other than sales commissions) to be incurred by the Company in connection with the issuance and distribution of the common stock registered under the Company’s Registration Statement on Form S-3 (No. 333-134603).

SEC registration fee	$4,864
Transfer Agent fees	$1,000
Legal fees and expenses	$240,000
Accounting fees and expenses	$35,000
Miscellaneous expenses	$44,136
Total	$325,000